Exhibit (a)(1)(xvi)

2003 STOCK INCENTIVE PLAN
OF
RF MICRO DEVICES, INC.

Stock Option Agreement
(United Kingdom)

     THIS AGREEMENT (together with Schedule A, attached hereto, the “Agreement”), effective as of the date specified as the “Grant Date” on Schedule A attached hereto, between RF MICRO DEVICES, INC., a North Carolina corporation (the “Corporation”), and the individual identified on Schedule A attached hereto, an employee of the Corporation or a related corporation (the “Participant”);

R E C I T A L S :

     In furtherance of the purposes of the 2003 Stock Incentive Plan of RF Micro Devices, Inc., as it may be hereafter amended (the “Plan”), the Corporation and the Participant hereby agree as follows:

     1. Incorporation of Plan. The rights and duties of the Corporation and the Participant under this Agreement shall in all respects be subject to and governed by the provisions of the Plan, the terms of which are incorporated herein by reference. In the event of any conflict between the provisions in the Agreement and those of the Plan, the provisions of the Plan shall govern. Unless otherwise defined herein, capitalized terms in the Agreement shall have the same definitions as set forth in the Plan.

     2. Grant of Option; Term of Option. The Corporation hereby grants to the Participant pursuant to the Plan, as a matter of separate inducement and agreement in connection with his employment or service to the Corporation, and not in lieu of any salary or other compensation for his services, the right and Option (the “Option”) to purchase all or any part of such aggregate number of shares (the “shares”) of common stock of the Corporation (the “Common Stock”) at a purchase price (the “option price”) as specified on Schedule A, attached hereto, and subject to such other terms and conditions as may be stated herein or in the Plan or on Schedule A. The Participant expressly acknowledges that the terms of Schedule A shall be incorporated herein by reference and shall constitute part of this Agreement. The Corporation and the Participant further acknowledge that the Corporation’s signature on the signature page hereof, and the Participant’s signature on the Grant Letter contained in Schedule A, shall constitute their acceptance of all of the terms of this Agreement. The Option (or any portion thereof) shall be designated as an Incentive Option or Nonqualified Option as stated on Schedule A. To the extent that the Option or any portion thereof is designated as an Incentive Option and such Option does not qualify as an Incentive Option, the Option or portion thereof shall be treated a as a Nonqualified Option. Except as otherwise provided in the Plan or this Agreement, the Option will expire if not exercised in full by the date specified on Schedule A.

     3. Exercise of Option. Subject to the terms of the Plan and this Agreement, the Option shall become exercisable on the date or dates set forth on Schedule A attached hereto. To the extent that an Option which is exercisable is not exercised, such Option shall accumulate and be exercisable by the Participant in whole or in part at any time prior to expiration of the Option, subject to the terms of the Plan and this Agreement. The Participant expressly acknowledges that the Option may vest and be exercisable only upon such terms and conditions as are provided in this Agreement and the Plan. Upon the exercise of an Option in whole or in part and payment of the option price in accordance with the provisions of the Plan and this Agreement, the Corporation shall as soon thereafter as practicable deliver to the Participant a certificate or certificates for the shares purchased. Payment of the option price may be made in the form: (i) of cash or check; (ii) by delivery (by either actual delivery or attestation) of shares of Common Stock owned by the Participant at the time of exercise for a period of at least one year and otherwise acceptable to the Administrator; (iii) to the extent permitted by the Administrator and in accordance with applicable law, by delivery of written notice of exercise to the Corporation and delivery to a broker of written notice of exercise and irrevocable instructions to promptly deliver to the Corporation the amount of sale or loan proceeds to pay the option price; or (iv) by a combination of the foregoing methods. Shares delivered in payment of the option price shall be valued at their fair market value on the date of exercise, as determined by the Administrator by applying the provisions of the Plan.

     4. Acknowledgment and Waiver. By executing the Grant Letter, participating in the Plan and accepting the grant of the Option evidenced hereby, the Participant agrees and acknowledges that:

          (a) the Plan is discretionary in nature and that the Corporation can amend, cancel or terminate the Plan at any time;

          (b) the grant of the Option under the Plan is voluntary and occasional, and does not create any contractual or other right to receive future grants of any options or benefits in lieu of any options, even if options have been granted repeatedly in the past;

          (c) all determinations with respect to any future purchases, including, but not limited to, when the Option shall be granted, the option price, and when each Option shall be exercisable, will be at the sole discretion of the Corporation;

          (d) the Participant’s participation in the Plan is voluntary and of his or her own free will;

          (e) the value of the Option is an extraordinary item of compensation, which is outside the scope of the Participant’s employment contract, if any;

          (f) the Option is not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculating any termination, severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments;

          (g) the Option expires upon termination of employment for any reason except as may otherwise be explicitly provided in this Agreement and the Plan;

          (h) in the event of involuntary termination of the Participant’s employment, the Participant’s right to receive or exercise the Option under the Plan, if any, will terminate effective as of the date that the Participant is no longer actively employed, regardless of any reasonable notice period mandated under local law; furthermore, in the event of involuntary termination of employment, the Participant’s right to exercise the Option under the Plan after termination of employment, if any, will terminate effective as of the date the Participant is no longer actively employed, and will not be extended by any reasonable notice period mandated under local law;

          (i) the future value of the shares subject to the Option is unknown and cannot be predicted with any certainty;

          (j) the grant of the Option has been made to the Participant in the Participant’s status as an employee of the Participant’s employer, and can in no event be understood or interpreted to mean that the Participant has an employment relationship with any party, including the Corporation and any related corporation that is not the Participant’s employer;

          (k) the Participant shall not make any claim or have any entitlement to compensation or damages in connection with the termination of the Option or diminution in value of the Option under the Plan, and Participant hereby irrevocably releases the Corporation and related corporation from any such claim or entitlement; and

          (l) the Participant’s participation in the Plan shall not create a right to employment or further employment with the Corporation or related corporation, and shall not interfere with or limit the ability of the Corporation or related corporation to terminate the Participant’s employment relationship at any time, with or without cause and neither this Agreement or the Plan shall form part of the Participant’s terms of employment

(either expressly or impliedly) nor in any way entitle the Participant to take into account such participation in calculating any compensation or damages on the termination of the Participant’s employment for whatever reason (whether lawful or unlawful) which might otherwise be payable to him, and the Participant’s terms of employment shall be deemed to be varied accordingly.

     5. Nontransferability of Option. The Option shall not be transferable other than by will or the laws of intestate succession. Except as may be permitted by the preceding sentence, this Option shall be exercisable during the Participant’s lifetime only by the Participant.

     6. Superseding Agreement; Binding Effect. This Agreement supersedes any statements, representations or agreements of the Corporation with respect to the grant of the Option or any related rights, and the Participant hereby waives any rights or claims related to any such statements, representations or agreements. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective executors, administrators, heirs, successors and assigns.

     7. Governing Law. Except as otherwise provided in the Plan or herein, this Agreement shall be construed and enforced according to the laws of the State of North Carolina, to the extent not superceded by the laws of the United States, without regard to the conflict of laws provisions of any state or country.

     8. Amendment and Termination; Waiver. Subject to the terms of the Plan, this Agreement may be modified or amended only by the written agreement of the parties hereto. The waiver by the Corporation of a breach of any provision of the Agreement by the Participant shall not operate or be construed as a waiver of any subsequent breach by the Participant.

     9. No Rights as Shareholder. The Participant or his legal representative, legatees or distributees shall not be deemed to be the holder of any shares subject to the Option and shall not have any rights of a shareholder unless and until certificates for such shares have been issued and delivered to him or them.

     10. Section 431 election. Where the shares to be acquired on the exercise of the Stock Option (whether in whole or in part) are considered to be “restricted securities” for the purposes of the UK tax legislation (such determination to be in the sole discretion of the Corporation), it is a condition of exercise that the Participant if so directed by the Corporation enter into a joint election (a “Section 431 election”) with the Corporation or, if different, the related entity of the Corporation which is or may be treated as the employer of the Participant, pursuant to section 431 of the Income Tax (Earnings and Pensions) Act 2003 electing that the market value of the shares to be acquired on the exercise of the Option (whether in whole or in part) be calculated as if the shares were not “restricted securities”. If the Company do so direct and the Participants refuses to enter into an election within such reasonable period as the Corporation prescribe, the Stock Option in respect of those shares shall lapse.

     11. Withholding. The Participant acknowledges that the Corporation shall require the Participant to pay the Corporation the amount of any federal, state, local, foreign or other tax or other amount (the “Tax Liabilities”) required by any governmental authority to be withheld and paid over by the Corporation to such authority for the account of the Participant, and the Participant agrees, as a condition to the grant of the Option, to satisfy such obligations. Further, in respect of such assessable income the Participant shall indemnify the Corporation and (at the direction of the Corporation) and related entity of the Corporation which is or may be treated as the employer of the Participant in respect of the Tax Liabilities which shall include, for the avoidance of doubt, but without limitation to the foregoing:

     (a) any income tax liability which falls to be paid to the Inland Revenue by the Corporation (or the relevant employing related entity of the Corporation) under the PAYE system as it applies to income tax under the Income Tax (Earnings and Pensions) Act 2003 and PAYE regulations referred to in it (or the equivalent in any non-UK jurisdiction); and

     (b) any national insurance liability which falls to be paid to the Inland Revenue by the Corporation (or the relevant employing related entity of the Corporation) under the modified PAYE system as it applies for national insurance purposes under the Social Security Contributions and Benefits Act 1992 and regulations referred to in it (or the equivalent in any non-UK jurisdiction) such national insurance liability being the aggregate of:

          (i) all the employee’s primary national insurance contributions; and

          (ii) 100% of the employer’s secondary national insurance contributions and any reference to a national insurance liability shall be deemed to include an equivalent social security liability in any non-UK jurisdiction.

     Pursuant to the such indemnity, the Option Holder shall make such arrangements as the Corporation requires to meet the cost of the Tax Liabilities, including at the direction of the Corporation any of the following: making a cash payment (including deduction from salary) of an appropriate amount to the relevant employing entity of the Corporation; or appointing the Corporation as agent and/or attorney for the sale of shares and authorising the payment to the Corporation or relevant related entity of the appropriate amount out of the net proceeds of sale of the shares; or entering into an election whereby the employer’s liability for secondary national insurance contributions is transferred to the Participant on terms set out in the election and approved by the Inland Revenue (a “Social Security election”).

     12. Data Privacy Consent. As a condition of participating in the Plan, the Participant hereby explicitly and unambiguously consents to the collection, use, processing and transfer, in electronic or other form, of personal data as described in this paragraph by and among, as applicable, the Corporation, a related corporation, and any of the Corporation’s subsidiaries or affiliates for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan. The Participant understands that the Corporation or any related corporation may possess and store certain personal information about the Participant, including his name, home address and telephone number, date of birth, social security number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Corporation and details of all options or any other entitlement to shares of stock awarded, canceled, purchased or outstanding in favor of the Participant, for the purpose of managing and administering the Plan (“Data”).

     The Participant further acknowledges and agrees that Data may be transferred to any third parties assisting the Corporation in the implementation, administration and management of the Plan. The Participant understands that these third parties may be located within or outside the Participant’s country of residence, and that the third parties’ respective countries may have different data privacy laws and protections with respect to the Participant’s country of residence. The Participant authorizes the third parties to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares on the Participant’s behalf by a broker. The Participant understands that Data will be possessed and stored only as long as necessary to implement, administer and manage the Participant’s participation in the Plan, and that the Participant may, at any time, review Data, require any necessary amendments to Data or withdraw the consents herein in writing by contacting the Corporation. The Participant understands that the withdrawing of consent may affect the Participant’s ability to participate in the Plan.

     13. Administration. The authority to construe and interpret this Agreement and the Plan, and to administer all aspects of the Plan, shall be vested in the Administrator (as such term is defined in the Plan), and the Administrator shall have all powers with respect to this Agreement as are provided in the Plan. Any interpretation of the Agreement by the Administrator and any decision made by it with respect to the Agreement is final and binding.

     14. Notices. Except as may be otherwise provided by the Plan, any written notices provided for in this Agreement or the Plan shall be in writing and shall be deemed sufficiently given if either hand delivered or if sent by fax or overnight courier, or by postage paid first class mail. Notices sent by mail shall be deemed received three business days after mailed but in no event later than the date of actual receipt. Notice may also be provided by electronic submission, if and to the extent permitted by the Administrator. Notices shall be directed, if to the Participant, at the Participant’s address indicated by the Corporation’s records, or if to the Corporation, at the Corporation’s principal office, attention Treasurer, RF Micro Devices, Inc.

     15. Severability. The provisions of this Agreement are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

     16. Restrictions on Option and Shares. The Corporation may impose such restrictions on the Option and any shares issued pursuant to the exercise of the Option as it may deem advisable, including without limitation restrictions under the federal securities laws, the requirements of any stock exchange or similar organization and any blue sky or state securities laws applicable to such shares. Notwithstanding any other provision in the Plan or the Agreement to the contrary, the Corporation shall not be obligated to issue, deliver or transfer shares of Common Stock, to make any other distribution of benefits, or to take any other action, unless such delivery, distribution or action is in compliance with all applicable laws, rules and regulations (including but not limited to the requirements of the Securities Act of 1933, as amended). The Corporation may cause a restrictive legend to be placed on any certificate for shares issued pursuant to the exercise of the Option in such form as may be prescribed from time to time by applicable laws and regulations or as may be advised by legal counsel.

     17. Counterparts; Further Instruments. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The parties hereto agree to execute such further instruments and to take such further action as may be reasonably necessary to carry out the purposes and intent of this Agreement.

     IN WITNESS WHEREOF, this Agreement has been executed on behalf of the Corporation and by the Participant effective as of the Grant Date noted on Schedule A, attached hereto.

RF MICRO DEVICES, INC.

	By:	/s/ Robert A. Bruggeworth

Robert A. Bruggeworth
President & Chief Executive Officer
Attest:

/s/ William Priddy

William Priddy
Assistant Secretary & Chief Financial Officer

[Signature page of Participant to follow on Schedule A/Grant Letter]

2003 Stock Incentive Plan of RF Micro Devices, Inc.
Stock Option Agreement (U.K.)

Schedule A/Grant Letter

     1. Pursuant to the terms and conditions of the Company’s 2003 Stock Incentive Plan (the “Plan”), you (the “Participant”) have been granted a Nonqualified Stock Option to purchase ___shares (the “Option”) of our Common Stock as outlined below.

Granted To:
Resident Registration Number:
Address:

Grant Date:	, 2005
Options Granted:
Option Price per Share:	$
Expiration Date:	, 20
Vesting Schedule:	2 year vesting period, with 25% vesting after each 6 month period
___on ___/___/2006
___on ___/___/2006
___on ___/___/2007
___on ___/___/2007

     2. By my signature below, I, the Participant, hereby acknowledge receipt of this Grant Letter and the Option Agreement (the “Agreement”) dated ______, 2005, between the Participant and RF Micro Devices, Inc. (the “Company”) which is attached to this Grant Letter. I understand that the Grant Letter and other provisions of Schedule A herein are incorporated by reference into the Agreement and constitute a part of the Agreement. By my signature below, I further agree to be bound by the terms of the Plan and the Agreement, including but not limited to the terms of this Grant Letter and the other provisions of Schedule A contained herein. The Company reserves the right to treat the Option and the Agreement as cancelled, void and of no effect if the Participant fails to return a signed copy of the Grant Letter within 30 days of receipt.

Signature:		Date:

Name

Note: If there are any discrepancies in the name or address shown above, please make the appropriate corrections on this form and return to Brenda Hatley, mail stop NC7628-1. Please retain a copy of the Agreement, including this Grant Letter, for your files.